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                                                                   EXHIBIT 10.10

                                                                  EXECUTION COPY

                             TERMINATION AGREEMENT

       TERMINATION AGREEMENT ("Agreement"), dated as of the 10th day of February 1997, between WESTERN NATIONAL CORPORATION, a Delaware corporation ("Company"), and Michael J. Akers (hereinafter called "Executive").

                                    RECITALS

       WHEREAS, Executive is employed by Company in an executive or managerial capacity; and

       WHEREAS, Company desires to provide Executive with certain payments in the event Executive's employment is terminated following the occurrence of certain events as specified herein;

                                   PROVISIONS

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. TERM. This Agreement shall terminate upon the first to occur of (i) Executive reaching the normal retirement age for executive officers of the Company as in effect from time to time; (ii) the payment to Executive of the Termination Amount contemplated by Section 3 hereof;
       (iii) the termination of Executive's employment other than as a result of a Control Termination as defined herein; or (iv) February 10, 1999.

2.     CONTROL TERMINATION.

       (a) The term "Control Termination" as used herein shall mean the occurrence during the term of this Agreement of (a) termination of Executive's employment by the Company in anticipation of or following a "change in control" of the Company (as defined below), or (b) termination of Executive's employment by Executive following a "change in control" of the Company (as defined below) upon the occurrence of any of the following events:

              (i) significant change in the nature or scope of Executive's authorities or duties from in effect prior to a "change in control", a reduction in his total compensation from that in effect prior to a "change in control", or a breach by the Company of any other provision of this Agreement; or

              (ii) reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authorities, powers, function or duties attached to his position as in effect prior to the "change in control"; or
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              (iii)  the location of Executive's principal place of employment is moved outside the standard metropolitan statistical geographic area in which it was located immediately prior to the "change in control"; or

              (iv) any reduction in benefit or bonus payment levels from those in effect prior to a "change in control" shall be implemented.

       (b) The term "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act") as revised effective January 20, 1987, or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Act which serve similar purposes; PROVIDED THAT, without limitation,

              (x) such a "change in control" shall be deemed to have occurred if and when either (A) except as provided in (y) below, any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors or (B) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of the Company immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and

              (y) no "change in control" shall be deemed to have occurred if and when any such person becomes, with the approval of the Board of Directors of the Company, the beneficial owner of securities of the Company representing 25% or more but less than 50% of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the Securities and Exchange Commission on Schedule 13D or
                     Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect", or words of comparable meaning and import. The designation by any such person, with the approval of the Board of Directors of the Company, of a single individual to serve as a member of, or observer at meetings of, the Company's Board of Directors, shall not be considered "changing or influencing the control of the Company" within the meaning of this
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                     paragraph, so long as such individual does not constitute
                     at any time more than one-third of the total number of directors serving on such Board. Notwithstanding the foregoing, any action taken or omitted to be taken by American General Corporation, a Texas corporation ("AG") or its majority controlled subsidiaries in accordance with and during the term of the Shareholder's Agreement, as amended, between the Company and AG, including, but not limited to, the acquisition of up to an aggregate 79% of the shares of Common Stock of the Company from time to time outstanding, and the designation by AG of not more than two individuals as directors of the Company (so long as such two individuals do not constitute more than one-third of the entire board), shall not constitute a "change in control" hereunder; provided that the acquisition by any person other than AG or a majority controlled subsidiary of AG of securities representing more than 25% of the outstanding voting securities of the Company shall not be deemed to be an action taken or not taken by AG or a majority controlled subsidiary of AG within the meaning of this Section.

3. CONTROL TERMINATION. In the event of a Control Termination of this Agreement, Executive shall be paid a lump sum severance allowance (the "Termination Amount") in an amount which is equal to salary payments for 24 calendar months at the higher of (x) the rate of base salary that was in effect at the date of such Control Termination; or (y) the rate of base salary that was in effect for the calendar year preceding the year in which the "change in control" resulting in such Control Termination occurred.

              The Company shall be entitle to withhold all such taxes or other amounts as may be required in accordance with applicable law from the payment provided for in this Section.

4.     TAX INDEMNITY PAYMENTS.     To the extent that any payments made to
       Executive pursuant to Sections 3 or 6 constitute an "excess parachute payment", as such term is defined in Section 280G(b)(1) of the Internal Revenue Code, as amended (the "Code"), or any successor Code section providing for analogous treatment, the Company shall pay to Executive an amount equal to (x) divided by (y), where (x) is the aggregate dollar amount of excise taxes Executive becomes obligated to pay on such "excess parachute payments" pursuant to Section 4999 of the Code or any successor Code section providing for analogous treatment, and (y) is 1-[.2 + the maximum federal income tax rate for single individuals applicable for the year in which Executive receives the payment provided under this Section]; it being the intent of this Section that if Executive incurs any such excise tax, the payments to him shall be grossed up in full for such excise tax, so that the amount he retains after paying all federal income taxes due with respect to payments to him under this Agreement is the same as what he would have retained if
       Section 280G of the Code had not been applicable.

5.     OPTION VESTING.      In the event of a Control Termination of this
       Agreement, all outstanding options held by Executive immediately prior to such Control Termination to
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       purchase shares of Company common stock under the Company Stock Option
       Plan shall thereupon become 100% vested in Executive.

6. CHARACTER OF TERMINATION PAYMENTS. All amounts payable to Executive upon any Control Termination shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.
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7.     ARBITRATION OF DISPUTES.    Any controversy or claim arising out of or
       relating to this Agreement or the breach thereof shall be settled by arbitration in the state and country where the principal executive offices of the Company are then located, by three arbitrators, one of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the District which includes such county where the Company's principal executive offices are located. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.     NOTICES.      Any notice required or permitted to be given under this
       Agreement shall be sufficient if in writing and if sent by telephone facsimile transmission, personal or overnight couriers, or registered mail, with confirmation of receipt, to his principal residence as shown in the Company's employment records, in the case of Executive, or to its principal executive offices to the attention of its chief legal officer, in the case of the Company.

9. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

10.    ENTIRE AGREEMENT.    This instrument contains the entire agreement of
       the parties and supersedes all prior agreements, whether written or oral, between them. This agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

11.    BINDING AGREEMENT; GOVERNING LAW.   This Agreement shall be binding upon
       and shall inure to the benefit of the parties and their lawful successors in interest and shall be construed in accordance with and governed by the laws of the State of Texas.

12.    ASSIGNMENT.   This Agreement is a personal services contract of
       Executive and he may not assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

13.    HEADINGS.     The headings in this Agreement are for convenience only
       and shall not be used to interpret or construe its provisions.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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15.    NO CONTRACT OF EMPLOYMENT.  This Agreement does not and shall not be construed as a contract of employment, or as obligating the Company to employ Executive for any period of time. Executive acknowledges that he is an employee at will of the Company and that the Company retains the unilateral right to terminate Executive's employment at any time, with or without cause.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           WESTERN NATIONAL CORPORATION


                                           By: /s/ Michael J. Poulos
                                              -----------------------
                                                   Michael J. Poulos
                                                   President



                                           Michael J. Akers


                                           By: /s/ Michael J. Akers
                                              ----------------------
                                                   Michael J. Akers
                                                   Executive